Filed Pursuant to Rule 433

Registration Nos. 333-177588

333-177588-01

SHELL INTERNATIONAL FINANCE B.V.

1.125% Guaranteed Notes due 2017

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated August 14, 2012

US$1,000,000,000 1.125% Guaranteed Notes due 2017:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	1.125% Guaranteed Notes due 2017 (the “2017 Notes”)

Total principal amount being issued:	US$1,000,000,000

Denomination:	The 2017 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date:	August 21, 2012

Guarantee:	Payment of the principal of and interest on the 2017 Notes is fully guaranteed by Royal Dutch Shell plc.

Maturity date:	August 21, 2017

Day count:	30/360

Day Count Convention:	Following

Interest rate:	1.125% per annum

Date interest starts accruing:	August 21, 2012

Interest payment dates:	February 21 and August 21 of each year, subject to the Day Count Convention.

First interest payment date:	February 21, 2013

Treasury benchmark:	0.50% due July 31, 2017

US treasury yield:	0.744%

Spread to treasury:	50 bps

Re-offer yield:	1.244%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2017 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 6 and August 6 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2017 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2017 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2017 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2017 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2017 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2017 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 14, 2012, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2017 Notes issued pursuant to the prospectus supplement. These additional 2017 Notes will be deemed part of the same series as the 2017 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2017 Notes the right to vote together with holders of the 2017 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.425%; Total: $994,250,000

Proceeds, before expenses, to issuer:	Per Note: 99.285%; Total: $992,850,000

Underwriters:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC

CUSIP Number:	822582 AR3

ISIN:	US822582AR36

* * * * * * * *

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

SHELL INTERNATIONAL FINANCE B.V.

2.375% Guaranteed Notes due 2022

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated August 14, 2012

US$1,000,000,000 2.375% Guaranteed Notes due 2022:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	2.375% Guaranteed Notes due 2022 (the “2022 Notes”)

Total principal amount being issued:	US$1,000,000,000

Denomination:	The 2022 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date:	August 21, 2012

Guarantee:	Payment of the principal of and interest on the 2022 Notes is fully guaranteed by Royal Dutch Shell plc.

Maturity date:	August 21, 2022

Day count:	30/360

Day Count Convention:	Following

Interest rate:	2.375% per annum

Date interest starts accruing:	August 21, 2012

Interest payment dates:	February 21 and August 21 of each year, subject to the Day Count Convention.

First interest payment date:	February 21, 2013

Treasury benchmark:	1.625% due August 15, 2022

US treasury yield:	1.724%

Spread to treasury:	70 bps

Re-offer yield:	2.424%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2022 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 6 and August 6 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2022 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2022 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2022 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2022 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2022 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2022 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 14, 2012, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2022 Notes issued pursuant to the prospectus supplement. These additional 2022 Notes will be deemed part of the same series as the 2022 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2022 Notes the right to vote together with holders of the 2022 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.567%; Total: $995,670,000

Proceeds, before expenses, to issuer:	Per Note: 99.367%; Total: $993,670,000

Underwriters:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC

CUSIP Number:	822582 AS1

ISIN:	US822582AS19

* * * * * * * *

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

SHELL INTERNATIONAL FINANCE B.V.

3.625% Guaranteed Notes due 2042

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated August 14, 2012

US$500,000,000 3.625% Guaranteed Notes due 2042:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	3.625% Guaranteed Notes due 2042 (the “2042 Notes”)

Total principal amount being issued:	US$500,000,000

Denomination:	The 2042 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date:	August 21, 2012

Guarantee:	Payment of the principal of and interest on the 2042 Notes is fully guaranteed by Royal Dutch Shell plc.

Maturity date:	August 21, 2042

Day count:	30/360

Day Count Convention:	Following

Interest rate:	3.625% per annum

Date interest starts accruing:	August 21, 2012

Interest payment dates:	February 21 and August 21 of each year, subject to the Day Count Convention.

First interest payment date:	February 21, 2013

Treasury benchmark:	3.00% due May 15, 2042

US treasury yield:	2.807%

Spread to treasury:	82 bps

Re-offer yield:	3.627%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2042 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 6 and August 6 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2042 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2042 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2042 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2042 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2042 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2042 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 14, 2012, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2042 Notes issued pursuant to the prospectus supplement. These additional 2042 Notes will be deemed part of the same series as the 2042 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2042 Notes the right to vote together with holders of the 2042 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.964%; Total: $499,820,000

Proceeds, before expenses, to issuer:	Per Note: 99.514%; Total: $497,570,000

Underwriters:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC

CUSIP Number:	822582 AT9

ISIN:	US822582AT91

* * * * * * * *

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.